[GRAPHIC OMITTED:  SPX LOGO]
Contact:  Jeremy W. Smeltser (Investors)
          704-752-4478
          E-mail:  investor@spx.com

          Tina Betlejewski (Media)
          704-752-4454
          E-mail:  spx@spx.com


                SPX COMPLETES SALE OF BOMAG FOR $446 MILLION

     CHARLOTTE, NC - January 3, 2005 - SPX Corporation (NYSE:SPW) today announced that it has completed the sale of its BOMAG compaction equipment business to Fayat for $446 million in cash. SPX will use the net proceeds from the transaction to pay down debt.

     Christopher J. Kearney, President and Chief Executive Officer of SPX, said, "As we previously announced, we intend to use the net proceeds from the sale of BOMAG to pay down debt which will strengthen the balance sheet and clear the path for our new financial strategy. In December, we committed to announce our financial strategy during the first quarter and we are on schedule to meet that deadline."

     On October 28, SPX signed a definitive agreement to sell BOMAG to Fayat Group, a privately owned business based in Bordeaux, France.

     BOMAG, based in Boppard, Germany, is a leading international manufacturer of heavy and light equipment for soil, asphalt and refuse compaction; in addition BOMAG sells compaction measurement and documentation systems and is active in the spare parts and service business as well as in the business of machinery for the recycling and stabilization of road beds under repair.

     SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions. The Internet address for SPX Corporation's home page is www.spx.com.

     Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

     SPX Corporation shareholders are strongly advised to read the proxy statement relating to SPX Corporation's 2005 annual meeting of shareholders when it becomes available, as it will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and any other documents filed by SPX Corporation with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. In addition, SPX Corporation will mail the proxy statement to each shareholder of record on the record date to be established for the shareholders' meeting. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at SPX Corporation's Internet website at www.spx.com or by writing to Investor Relations, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, telephone (704) 752-4400.

     SPX Corporation, its executive officers and directors may be deemed to be participants in the solicitation of proxies for SPX Corporation's 2005 annual meeting of shareholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by SPX Corporation with the Securities and Exchange Commission on December 9, 2004.

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